Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of March __, 2009

by and between

NCEY Holdings Corp., and

Brazos Lateral Holdings Corp.

as Purchasers

and

New Century Energy Corp.

Gulf Coast Oil Corporation, and

Century Resources, Inc.

as Seller

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of _______________ (this “Agreement”), by and among New Century Energy Corp., Gulf Coast Oil Corporation, and Century Resources, Inc. (together, the “Sellers”) and NCEY Holdings Corp. (“NCEY”) and Brazos Lateral Holdings Corp. (“Brazos Lateral”), and if applicable, their designee (NCEY, Brazos Lateral, and such designee, as applicable “Purchaser”).

BACKGROUND

On July 28, 2008, (the “Petition Date”), Sellers commenced voluntary petitions for relief under chapter 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”).

Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Sellers, pursuant to sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, on the terms and subject to the conditions set forth in this Agreement all as more specifically provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  A Person is also an Affiliate of a Seller if a family member (i.e., a spouse, child, parent or sibling) of an employee, shareholder, owner, manager, director or officer of such Seller controls such Person.

“Alternative Transaction” means any transaction involving either (i) except as contemplated by this Agreement, the consummation of the sale of all or any portion of the Purchased Assets by Sellers to a purchaser other than Purchaser and/or one or more of its Affiliates at any time during the pendency of the Chapter 11 Cases or as a part of, or pursuant to, any plan of reorganization confirmed in the Chapter 11 Cases or (ii) except to the extent the Closing has occurred, the filing of a plan of reorganization by Sellers or the confirmation of a plan of reorganization with respect to Sellers that does not include a sale of all, or any portions of which in the aggregate involve substantially all, of the Purchased Assets by Sellers to Purchaser and/or one or more Affiliates of Purchaser; provided that “Alternative Transaction” shall not include an orderly liquidation of Sellers’ assets in which (x) Sellers’ assets are sold on an asset-by-asset basis or in lots of assets, any one of which does not encompass all or substantially all of Sellers’ assets, or (y) Sellers sell their assets in bulk to an auctioneer or liquidator.

“Assumed Contracts” has the meaning given to such term in Section 2.1 of this Agreement.

“Assumed Executory Contracts” has the meaning given to such term in Section 2.1 of this Agreement.

“Assumed Liabilities” has the meaning given to such term in Section 2.3 of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Cases originally administered in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Business” means the business of Sellers as of the date hereof relating to the exploration, production and sale of oil, gas, or other hydrocarbons, minerals, or substances therefrom.

“Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close.

“Chapter 11 Cases” has the meaning given to such term in the Background Section to this Agreement.

“Closing” has the meaning given to such term in Section 4.1 of this Agreement.

“Closing Date” has the meaning given to such term in Section 4.1 of this Agreement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Claims” means any and all claims as defined in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Bid” has the meaning given to such term in Section 7.6 of this Agreement.

“Confidential Information” means any confidential information with respect to, including, without limitation, methods of operation, customers, customer lists, Products, prices, fees, costs, Technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

“Confidentiality Agreement” means the agreement attached hereto as Exhibit __.

“Confirmation Hearing” means the hearing scheduled in the Bankruptcy Court on _________, 2009.

“Confirmation Order” means the order to be entered by the Bankruptcy Court at the Confirmation Hearing in substantially the same form as Exhibit D.

“Contract” means any written or oral contract, indenture, note, bond, lease (excluding any Assumed Lease), license or other legally binding agreement or arrangement.

“Copyrights” means all copyrightable works, and all United States and foreign registered copyrights and applications, registrations and renewals therefore owned by Sellers, and any past, present or future claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing, that are used or useful in connection with or related to the Purchased Assets as of the date hereof.  The Copyrights include, but are not limited to, those listed on Schedule 1.1(c).

“Credit Bid” means the bid of Purchaser for the purchase of the Purchased Assets pursuant to this Agreement or at an auction that may be offset from the Purchase Price in accordance with Section 363(k) of the Bankruptcy Code.

“Credit Bid Amount” means a Credit Bid in an amount equal to or less than the Lenders Debt.

“Cure Amount” has the meaning given to such term in Section 2.3 of this Agreement.

“Debt” for any Person, means all obligations of such Person (a) for borrowed money (including principal, accrued by unpaid interest, prepayment premiums or penalties and expenses); (b) evidenced by notes, bonds, debentures or similar instruments; (c) under or relating to letters of credit (including any obligation to reimburse the issuer thereof with respect to amounts drawn on such instruments); (d) to pay any accrued dividends or distributions (or dividends or distributions that have otherwise been declared and not yet paid) or to redeem any securities or rights; (e) under any lease of any property, which, in accordance with GAAP, is required to be accounted for as a capital lease on the consolidated balance sheet of such Person and (f) in respect of the obligations described in clauses (a) through (e) above, (i) any guarantee of the payment or performance of, or any Liability in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt of such obligor, (B) to purchase any obligation owed by such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or joint venture of any other Person.

“D&O Claims” has the meaning given to such term in Section 2.2 of this Agreement.

“Domain Names” means the internet domain names owned by Sellers, including without limitation those that are listed or described on Schedule 1.1(b), and all registrations, applications and renewals related to the foregoing.

“Employee Plans” has the meaning given to such term in Section 5.7(a) of this Agreement.

“Employees” means all individuals, whether or not actively at work as of the date hereof, who are employed by Sellers or their Subsidiaries in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

“Environmental Law” means any Law that relates to, or otherwise imposes liability or standards of conduct concerning, pollution, or protection of the environment, or protection of human or occupational health from environmental hazards, including those concerning discharges, releases or threatened releases of, petroleum or hazardous substances.

“Equipment” means all machinery, equipment, furniture, trade fixtures, furnishings, vehicles, leasehold improvements and other tangible personal property used in connection with the Business as presently conducted, including, without limitation, all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, as well as pumps, surface and subsurface well equipment, gas plants, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, gathering lines, flow lines, valves, meters, separators, tanks, tank batteries, and other fixtures and facilities used in connection with the Leased Real Property or the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given to such term in Section 5.7(a) of this Agreement.

“Excluded Assets” has the meaning given to such term in Section 2.2 of this Agreement.

“Excluded Liabilities” has the meaning given to such term in Section 2.4 of this Agreement.

“Financial Statements” has the meaning given to such term in Section 5.12 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof as applied in a manner consistent with the Seller’s historical accounting policies.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, without limitation, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) requires removal, remediation or reporting under any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Body under any Environmental Law.

“Intellectual Property” means intellectual property or other proprietary rights of every kind throughout the world, both domestic and foreign, which, in each case, are used or useful in connection with or related to the Business as of the date hereof, including all inventions and improvements thereon, Patents, Trademarks, Domain Names, Trademark Rights, Copyrights, Technology and trade secrets.

“Interest” means any defect or imperfection in title, encumbrance, interest, Claim, charge, pledge, mortgage, deed of trust, security interest, lien, lease, sublease, license, option, right of first refusal, easement, right-of-way, servitude, covenant, condition, proxy, voting trust or agreement or transfer restriction under any shareholder or similar agreement.

“Inventory” means all finished goods, work in process, raw materials, goods in transit, goods at customer sites and other inventory or goods held for sale of a person in all forms, wherever located, now or hereafter existing, including without limitation all produced oil, gas, condensate and natural gas liquids attributable to the Leased Real Property.

“Knowledge of Sellers” means the actual knowledge of those officers and directors of Sellers identified on Schedule 1.1(d), assuming reasonable inquiry of such individuals in the Ordinary Course of Business, but without any separate duty to investigate.

“Laurus” or “LMF” means Laurus Mater Fund, Ltd., a Cayman Islands company and each of its Affiliates, successors and assigns.

“Laurus’s Allowed Claim” means the amount of Laurus’s allowed claim in the Chapter 11 Cases as may be determined by the Bankruptcy Court, and which amount shall not be less than $66,000,000 as set forth in the Stipulated Final Cash Collateral Order (Dkt 95) entered by the Bankruptcy Court on September 29, 2008.

“Law” means any federal, state or local law, common law, statute, code, ordinance, rule or regulation.

“Leased Real Property” has the meaning given to such term in Section 2.1 of this Agreement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, demands, suits, proceedings (public or private), audit or investigation by or before a Governmental Body or arbitral tribunal.

“Lenders Debt” is the amount stated in Section 3.1 of this Agreement, or the amount of Laurus’s Allowed Claim, which ever is the greatest uncontested amount.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Licensed Intellectual Property” means all Patents, Trademarks, Domain Names, Trademark Rights, Copyrights and Technology that are licensed to Sellers from another Person as set forth on Schedule 1.1(g).

“Losses” means collectively, all damages, claims, liabilities, fines, penalties, levies, fees, costs or expenses (including reasonable expenses and disbursements of accountants and legal counsel).

“Material Adverse Effect” means any events, circumstances, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has: (i) a material adverse effect on the Purchased Assets, properties, results of operations or consolidated financial condition of Sellers (taken as a whole); provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (1) acts of war or terrorism occurring after the date hereof so long as the Purchased Assets are not disproportionately affected thereby; (2) any change in the market price or trading volume of the common stock of the Sellers after the date hereof; (3) any change arising from and related to the market in general in which Sellers operate the Business (whether in the United States or abroad), the United States economy as a whole, or international economy; (4) changes in GAAP or (5) the commencement of the Chapter 11 Cases; or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, in each case (clause (i) or (ii) above).

“Notes” means (i) Secured Convertible Term Note, dated June 30, 2005 issued by New Century Energy Corp. (“NCEY”) to Laurus Master Fund, Ltd. and subsequently assigned to affiliates of LMF (as amended, restated, modified and/or supplemented from time to time, the “June 2005 NCEY Note”), (ii) Secured Term Note, dated September 19, 2005, issued by NCEY to Laurus Master Fund, Ltd. and subsequently assigned to affiliates of LMF (as amended, restated, modified and/or supplemented from time to time, the “September 2005 NCEY Note”), (iii) Secured Term Note, dated December 28, 2006, issued by NCEY to Laurus and subsequently assigned to affiliates of Laurus Master Fund, Ltd. (as amended, restated, modified and/or supplemented from time to time, the “December 2006 NCEY Note”), (iv) Secured Term Note, dated November 30, 2007, issued by NCEY to Valens U.S. SPV I, LLC (“Valens US”) and subsequently assigned to affiliates of Valens US (as amended, restated, modified and/or supplemented from time to time, the “First November 2007 NCEY Note”), (v) Secured Term Note, dated November 30, 2007, issued by NCEY to Valens Offshore SPV II, Corp. (“Valens Offshore II”) as may be subsequently assigned to affiliates of Valens Offshore II (as amended, restated, modified and/or supplemented from time to time, the “Second November 2007 NCEY Note”), (vi) Secured Term Note, dated April 27, 2006, issued by Gulf Coast Oil Corporation (“Gulf”) to Laurus Master Fund, Ltd. and subsequently assigned to affiliates of LMF (as amended, restated, modified and/or supplemented from time to time, the “April 2006 Gulf Note”), (vii) Secured Term Note, dated November 20, 2007 issued by Gulf to Valens Offshore II as may be subsequently assigned to affiliates of Valens Offshore II (as amended, restated, modified and/or supplemented from time to time, the “First November 2007 Gulf Note”) and (viii) the Secured Term Note, dated November 20, 2007 issued by Gulf to Valens US as may be subsequently assigned to affiliates of Valens US (as amended, restated, modified and/or supplemented from time to time, the “Second November 2007 Gulf Note”).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business since the Petition Date.

“Party” means each of Sellers and Purchaser and “Parties” means collectively Sellers and Purchasers.

“Patents” means the United States patents and patent applications owned by Sellers, including, any continuations, divisionals, continuations in part, or reissues of patent applications and patents issuing thereon and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing, that are used or useful in connection with or related to the Business as of the date hereof.  The Patents include, but are not limited, to those listed on Schedule 1.1(e).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means: (i) Interests relating to Taxes which are not due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve for such Taxes is established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s and similar Interests arising or incurred in the Ordinary Course of Business, for amounts which are not due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve for such Interests is established in accordance with GAAP; (iii) any Interests disclosed on Schedule 1.1(h); and (iv) any other Interests which will be discharged on or before the Closing Date in connection with the Confirmation Order or any other actions of the Bankruptcy Court.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petition Date” has the meaning given to such term in the Background Section to this Agreement.

“Plan” has the meaning given to such term in Section 7.1 of this Agreement.

“Products” means any and all products developed, manufactured, marketed or sold in connection with the Business.

“Purchased Assets” has the meaning given to such term in Section 2.1 of this Agreement.

“Purchased Intellectual Property” means all of Sellers’ and the Seller Affiliates’ right, title and interest in and to Intellectual Property (other than Licensed Intellectual Property).

“Purchaser” has the meaning given to such term in the Introductory Section to this Agreement.

“Purchaser Documents” has the meaning given to such term in Section 6.2 of this Agreement.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to (i) consummate the transactions contemplated hereby or the Purchaser Documents without any material delay or (ii) perform their respective obligations under this Agreement or the Purchaser Documents.

“Purchaser Parties” has the meaning given to such term in Section 12.2 of this Agreement.

“Purchaser Plans” has the meaning given to such term in Section 9.2 of this Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the environment, including movement or migration through or in the environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Rental Agreement” means a lease, rental agreement or similar contract, license or arrangement

“Required Consents” has the meaning given to such term in Section 10.2 of this Agreement.

“Seller Documents” has the meaning given to such term in Section 5.2 of this Agreement.

“Seller Party” has the meaning given to such term in Section 12.3 of this Agreement.

“Sellers” has the meaning given to such term in the Introductory Section to this Agreement.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

“Tax Authority” means any federal, state, local or foreign government, or any agency, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by, or are used in the design, used in the development, used in the reproduction, used in the maintenance or used in the modification of, any of the Products.

“Termination Date” means ___________, 2009.

“Trademarks” means the trademark registrations and applications for trademark registration owned by Sellers, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing, that are used or useful in connection with or related to the Business as of the date hereof.  The Trademarks include, but are not limited to, those listed on Schedule 1.1(f).

“Trademark Rights” means all common law rights in the United States in trade names, corporate names, logos, slogans, designs, trade dress, and unregistered trademarks and service marks, together with all translations, adaptations, derivations and combinations thereof, and the goodwill associated with any of the foregoing, which, in each case, are used by Sellers with regard to the Business as of the date hereof.

“Transfer Taxes” means any and all sales, use stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement.

“Transferred Employees” has the meaning given to such term in Section 9.1(a) of this Agreement.

“Undisclosed Contract” has the meaning given to such term in Section 2.1 of this Agreement.

“WARN” or “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state Law, and the rules and regulations thereunder.

1.2           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean dollars of the United States of America.

Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule where such matter or item’s relevance is readily apparent on the face of such item.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  The Schedules shall be subject to changes and modifications from time to time that are reasonably acceptable to the Sellers and the Purchaser.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The words such as “includes” and “including” shall mean “including without limitation”.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser all of Sellers’ right, title and interest in, to and under the Purchased Assets.  “Purchased Assets” shall mean all assets, properties, interests and rights of Sellers, other than the Excluded Assets, as of the Closing, used or useful in connection with or related to the Business, including:

(a)           (i) all leasehold estates created by the oil and gas leases described on Schedule 2.1(b) (the “Leased Real Property”), including any amendments or extension of said leases, or new leases covering the same property (in whole or in part) covered by said leases, together with all contract rights and privileges; surface, reversionary, future or remainder interests; and all other rights titles and interests associated with the Leased Real Property or lands or leases pooled therewith; and (ii) all oil, gas, water disposal and other wells located on the Leases or on lands pooled therewith (the "Wells"), including, but not limited to, the wells described on Schedule 2.1(b), together with all of Seller's interest in the rights and appurtenances incident thereto;

(b)           (i) all contracts and agreements concerning the Leased Real Property, including, but not limited to, unit agreements, pooling agreements, areas of mutual interest agreements, farmout agreements, farmin agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas contracts, gas balancing agreements, storage or warehouse agreements, supplier contracts, service contracts, construction agreements, division orders and transfer orders, insofar as and only insofar as they relate to the Leased Real Property, and (iii) all Contracts and purchase orders related to the Business which are made between the date hereof and Closing in accordance with the terms of this Agreement, and as agreed to in writing by Laurus with such agreement not to be unreasonably withheld (the “Assumed Contracts”);

(c)           the Purchased Intellectual Property, together with the right to sue and recover for past, present or future infringements or misappropriations thereof, and all telephone numbers assigned to Sellers;

(d)           all leases and contracts as listed on Schedule 2.1(e) (the “Assumed Executory Contracts”);

(e)           all Equipment except for any equipment or tangible property held by Sellers pursuant to a Rental Agreement unless the Rental Agreement is an Assumed Contract or an Assumed Lease;

(f)            all Inventory;

(g)           all accounts receivable of the Sellers, except to the extent an Excluded Asset;

(h)           all deposits and prepaid expenses set forth on Schedule 2.1(i);

(i)            all lockboxes and bank accounts and all cash and cash equivalents;

(j)            all books, records, papers and instruments of whatever nature and wherever located that are in the possession or control of the Sellers that are used or useful in connection with or relate to the Business or the Purchased Assets;

(k)           all insurance proceeds, claims and causes of action relating to the Purchased Assets;

(l)            all rights, privileges, Permits, Claims, set-offs causes of action, and options of the Sellers to the extent transferable, except with respect to the Excluded Assets or the Excluded Liabilities, and excluding all rights and avoidance Claims of Sellers arising under Chapter 5 of the Bankruptcy Code; and

(m)           subject to the exclusions set forth in this Agreement, all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located that are used or useful in connection with the Business as presently conducted.

Notwithstanding anything to the contrary contained herein, Purchaser may (x) at any time up to fifteen (15) days prior to the Confirmation Hearing (except where the counterparty to a Contract or lease consents (in which case Purchaser may supplement, as applicable, Schedule 2.1(e) at any time prior to the Confirmation Hearing)) supplement, as applicable, Schedule 2.1(e) to add any Contract or lease that was not previously listed thereon, in which case such Contract or lease shall be, as applicable, an Assumed Contract or an Assumed Lease, or (y) at any time prior to the Closing remove any Contract or lease from, as applicable, Schedule 2.1(e) listed thereon, in which case such Contract or lease shall not be, as applicable, an Assumed Contract or Assumed Lease, but rather shall be an Excluded Asset.  In the case of any Contract or lease the existence of which were not disclosed to the Purchaser in reasonable detail prior to the date hereof (an “Undisclosed Contract”), Purchaser may remove or add such Undisclosed Contract to Schedule 2.1(e), as applicable, at any time prior to Closing, and Sellers shall take all actions desirable or necessary, including filing any necessary or desirable motions or applications and obtaining any appropriate Orders from the Bankruptcy Court, in order to effectuate the assignment of such Undisclosed Contract to the Purchaser.

2.2           Excluded Assets.  Nothing contained herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean the following assets of Sellers:

(a)           any and all rights under this Agreement, and any rights, Claims, counterclaims, demands and causes of action of Sellers that relate to the Excluded Liabilities, including, without limitation, avoidance Claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance Claims of Sellers arising under Chapter 5 of the Bankruptcy Code, and, except for Claims, counterclaims, causes of action and demands that are expressly described herein as Purchased Assets (including those included in the definitions of Copyrights, Patents and Trademarks), any and all Claims, counterclaims, demands, and causes of action of Sellers against any current or former directors, officers,  attorneys, accountants, investment bankers, and other professionals, employees, shareholders or agents of Seller sounding in tort or otherwise arising under the Bankruptcy Code or applicable state law  (the “D&O Claims”) and any directors and officers insurance policies;

(b)           all leases other than the Assumed Contracts or Assumed Executory Contracts or associated with the Leased Real Property, and all Contracts other than the Assumed Contracts and Assumed Executory Contracts, including any accounts receivable arising out of or in connection with any Contracts other than the Assumed Contracts and Assumed Executory Contracts;

(c)           any and all deposits and prepaid expenses that are not set forth on Schedule 2.1(i) and any and all instruments, letters of credit proceeds, unbilled costs and fees, and accounts primarily relating to any Excluded Assets;

(d)           the Purchase Price;

(e)           any: (i) confidential personnel and medical records pertaining to any Employee to the extent such records may not be transferred to Purchaser pursuant to applicable Law; (ii) other books and records that Sellers are required by Law to retain including, without limitation, Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings; provided, that Purchaser shall have the right to make copies of any portions of such retained books and records to the extent that such portions relate to the Business or any of the Purchased Assets; (iii) any information management systems of Sellers, other than those used in or useful in connection with or related to the Business; and (iv) minute books, stock ledgers and stock certificates of any Seller or any of its Subsidiaries except for entities the stock of which, if any, is a Purchased Asset;

(f)           any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

(g)           assets of any Employee Plan, except as provided in Article IX; and

(h)           other assets listed on Schedule 2.2(h).

2.3           Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume the following, and only the following, Liabilities of Sellers (the “Assumed Liabilities”):

(a)           all Liabilities relating to the Purchased Assets that arise from events, facts or circumstances that occur after the Closing;

(b)           all Liabilities of Sellers under the Assumed Contracts and Assumed Executory Contracts arising after the Closing;

(c)           Liabilities (whether known or unknown) arising from the sale of Products or Inventory after the Petition Date pursuant to product warranties (provided that the only liability assumed under such warranties is the obligation to replace defective product), product returns and rebates;

(d)           amounts payable under Section 365 of the Bankruptcy Code to cure monetary defaults under the Assumed Contracts and the Assumed Executory Contracts (the “Cure Amount”);

(e)           all other Liabilities with respect to the Purchased Assets arising after the Closing; and

(f)           all Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4           Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities specifically described in Section 2.3 (it being understood that if a Liability could be construed to be described in both Section 2.3 and Section 2.4, then it shall be deemed an Excluded Liability), Purchaser shall not assume or be liable for, and shall be deemed not to have assumed or be liable for, any of the Liabilities of the Sellers (collectively, the “Excluded Liabilities”), which Excluded Liabilities include:

(a)           all Liabilities arising out of Excluded Assets, including Contracts that are not Assumed Contracts or Assumed Executory Contracts;

(b)           except for the Assumed Liabilities described in Schedule 2.3(d), Liabilities (whether known or unknown) arising from the sale of Products of Inventory prior to the Closing, whether pursuant to product warranties, product recalls, returns and rebates or otherwise;

(c)           except as provided in Article IX, all Liabilities with respect to all employee benefit plans, policies, agreements and arrangements of the Sellers and their Affiliates, including all Employee Plans, and any Liability to or in respect of, or arising out of or in connection with, the employment by any of the Sellers or cessation of employment with any of the Sellers of any employees or independent contractors or former employees or independent contractors of any of the Sellers, including any severance obligations that arise on or prior to the Closing Date;

(d)           except for the Assumed Liabilities described in Schedule 2.3(d), all Liabilities for (i) Taxes of Sellers (including all Liabilities for Taxes relating to the Purchased Assets) for any Tax periods (or portions thereof) ending on or before the Closing Date and (ii) Transfer Taxes;

(e)           Liabilities incurred in the Ordinary Course of Business and existing prior to the filing of the Chapter 11 Cases that are subject to compromise under the Bankruptcy Code (the “Compromised Liabilities”);

(f)           any Debt of Sellers;

(g)           all Liabilities relating to amounts required to be paid by Sellers hereunder;

(h)           all Liabilities associated with brokers, finders or other consultants or advisors to Sellers entitled to a fee or reimbursement of expenses with respect to this transaction; and

(i)           all other Liabilities, accrued expenses, accounts payable of Seller arising from or associated with the Business or the Permits arising from events, facts or circumstances occurring before the Closing, except to the extent expressly identified as an Assumed Liability.

2.5           Further Conveyances and Assumptions.

(a)           From time to time following the Closing, Sellers shall, or shall cause their Affiliates to, make available to Purchaser on a timely basis such data in personnel records of Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records to the extent not prohibited by applicable Law.

(b)           From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, on a timely basis, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall, on a timely basis, take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Sellers and their Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and such other agreements contemplated hereby, and to otherwise make effective the transactions contemplated hereby and thereby.

ARTICLE III

CONSIDERATION

3.1           Purchase Price.  Each Seller hereby acknowledges, confirms and agrees that as of the close of business on the date hereof, (a) each Seller is indebted to LMF with respect to loans and advances in the aggregate amount (including principal, interest, fees, costs, and other charges payable by each Seller) of $75,000,000.00 (the “Lender Debt”) and (b) the Lender Debt is a valid and unconditional obligation of each Seller to LMF (as hereinafter defined) and is due and owing without offset, defense or counterclaim of any kind, nature or description whatsoever.  Subject to overbidding, the Purchase Price for the Acquired Assets shall be the Credit Bid Amount.

3.2           Reservations of Rights.  Notwithstanding anything contained herein to the contrary, LMF does not terminate nor in any manner whatsoever release any rights granted to it under or in connection with and/or any obligations, representation or warranties of the Sellers under (i)that certain Option, dated June 30, 2005, issued by New Century Energy Corp. ("NCEY") to LMF and subsequently assigned in full to affiliates of LMF, including without limitation, LMF Select Assets, Ltd. ("Select") (as amended, restated, modified and/or supplemented from time to time, the "June Option"), (ii) that certain Common Stock Purchase Warrant, dated, June 30, 2005, issued by NCEY to LMF and subsequently assigned in full to Select (as amended, restated, modified and/or supplemented from time to time, the "June Warrant"),(iii) that certain Option, dated December 30, 2005, issued by NCEY to LMF and subsequently assigned in full to Select (as amended, restated, modified and/or supplemented from time to time, the "December Option")and (iv) that certain Common Stock Purchase Warrant, dated April 28, 2006, issued by Gulf Coast Oil Corporation to LMF and subsequently assigned in full to Select and Valens U.S. SPV I, LLC (as amended, restated, modified and/or supplemented from time to time, the “Gulf Warrant” and, together with the June Option, the June Warrant and the December Option, the “Warrants”), which such Warrants shall remain in full force and effect in accordance with their terms.

3.3           Payment of Purchase Price.

(a)           Not later than one (1) Business Day prior to the Closing Date, the Seller and Purchaser shall cooperatively prepare a closing statement consisting of the Cure Amount.

(b)           At the Closing, Purchaser shall cancel the sum of the Credit Bid Amount under the Notes.

(c)           At the Closing, Purchaser and each of its Affiliates shall be deemed to have relinquished and released all claims, demands, and causes of action against and interests in the Sellers and their Affiliates as set forth in Exhibit E.

ARTICLE IV

CLOSING AND TERMINATION

4.1           Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the Party entitled to waive that condition):  (a) so long as no objection or other challenge to Purchaser’s good faith has been made or asserted at or before the Confirmation Hearing and no appeal has been filed challenging or disputing any finding or decree, whether under Section 363(m) or 363(n) of the Bankruptcy Code or otherwise, by the Bankruptcy Court relating to Purchaser’s good faith, the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (collectively, the “Closing”) shall take place at 10:00 a.m. (Houston time) on the business day selected by Purchaser that is after entry of the Confirmation Order on the docket; or (b) if any objection or other challenge to Purchaser’s good faith has been made or asserted at or before the Confirmation Hearing and no appeal has been filed challenging or disputing any finding or decree, whether under Section 363(m) or 363(n) of the Bankruptcy Code or otherwise, by the Bankruptcy Court relating to Purchaser’s good faith, the Closing shall take place at 10:00 a.m. (Houston time) on the Business Day selected by Purchaser that is after the Confirmation Order becomes a final order no longer subject to appeal or reconsideration; or (c) if (i) any appeal is filed challenging or disputing any finding or decree, whether under Section 363(m) or 363(n) of the Bankruptcy Code or otherwise, by the Bankruptcy Court relating to Purchaser’s good faith but the Confirmation Order is not otherwise stayed, and (ii) Purchaser decides, in its sole and absolute discretion, to proceed with the Closing, the Closing shall take place at 10:00 a.m. (Houston time) on the business day selected by Purchaser after entry of the Confirmation Order on the docket.  The Closing shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas  77002 (or at such other place as the Parties may designate in writing).  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2           Deliveries by Seller.  At the Closing, Seller shall deliver to Purchaser:

(a)           a bill of sale in the form of Exhibit A hereto, duly executed by the Sellers, as applicable;

(b)           an assignment and assumption agreement in the form attached hereto as Exhibit B hereto, duly executed by the Sellers, as applicable;

(c)           an assignment and assumption of lease for each Leased Real Property in the form attached to this Agreement as Exhibit C, with such modifications as are necessary to properly describe such Leased Real Property (collectively, the “Lease Assignments”), duly executed by the applicable Sellers that holds the leasehold interest in such Leased Real Property;

(d)           duly executed assignments of (i) the Patents and Trademarks, if any, in forms suitable for recording in the United States Patent and Trademark Office, and (ii) duly executed assignments of the copyright registrations and applications for copyright registration owned by Sellers that are included in Purchased Intellectual Property (if applicable);

(e)           the officer’s certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b);

(f)           a copy of all orders of the Bankruptcy Court pertaining to the transactions contemplated herein, including the Confirmation Order;

(g)           a certificate duly executed by an officer of the Seller certifying that as of the Closing Date no appeal of or motion for stay, reargument, rehearing or reconsideration with respect to the Confirmation Order has been served on the Debtor or, based solely on a review of the online docket of the Chapter 11 Cases, has been filed;

(h)           all consents or notices of third parties obtained or given by Sellers as of the Closing Date to the transfer of the Purchased Assets, if any; and

(i)           all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser and to allow the Purchaser to operate properties in which the Seller is currently operating.

4.3           Deliveries by Purchaser.

(a)           an assignment and assumption agreement in the form attached hereto as Exhibit B hereto, duly executed by Purchaser;

(b)           the Lease Assignments duly executed by Purchaser (Exhibit C);

(c)           the release described in Section 3.3 (Exhibit E).

(d)           the officer’s certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b); and

(e)           all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Seller, as may be necessary to convey the Purchased Assets to Purchaser.

4.4           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           by Purchaser or Seller, if the Closing shall not have occurred by the close of business on the Termination Date;

(b)           by Purchaser if (i) the Confirmation Order, in form and content provided by Purchaser before execution of this Agreement, is not entered by the Bankruptcy Court on or before _____________ 2009, or (ii) if the approved auction process for the sale of the Purchased Assets is not completed on or before __________, 2009;

(c)           by mutual written consent of Sellers and Purchaser;

(d)           by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 10.1 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(e)           by Sellers, if any condition to the obligations of Sellers set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by any Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

(f)           by Purchaser, if there shall be a breach by any Seller of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 10.1 or 10.3, and which breach cannot be cured or has not been cured by the earlier of (i) seven (7) Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

(g)           by Sellers, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 10.2 or 10.3, and which breach cannot be cured or has not been cured by the earlier of (i) seven (7) Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

(h)           by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or the Bankruptcy Court or another court of competent jurisdiction shall stay the Confirmation Order;

(i)           by Purchaser, if Purchaser is unable to retain the necessary Employees, as determined by Purchaser in its sole discretion, to, among other things, operate the Business and perform under the Assumed Contracts and Assumed Executory Contracts;

(j)           by Purchaser if Seller or Seller’s board of directors elects to pursue an Alternative Transaction; or

(k)           by Purchaser or Sellers, if the Bankruptcy Court shall enter an Order approving a Competing Bid.

4.5           Procedure Upon Termination.  In the event of termination by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers.  If this Agreement is terminated as provided herein each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.

4.6           Effect of Termination.

(a)           In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that the obligations of the Parties set forth in this Section 4.6, Section 8.6 and Article XIII hereof shall survive any such termination and shall be enforceable hereunder.

(b)           Nothing in this Section 4.6 shall relieve Purchaser or Sellers of any liability for a breach of this Agreement prior to the date of termination.

4.7           Post-Closing Deliveries.  Any documents required to allow the Purchaser to operate properties in which the Seller is currently operating, including without limitation letters in lieu of division orders and/or transfer orders and appropriate Texas Railroad Commission P-4 forms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Purchaser that:

5.1           Debtor-in-Possession.  Seller is the Debtor-in-Possession in the Bankruptcy Case.

5.2           Authority.  Subject to the approval of the Bankruptcy Court, Seller has the authority to carry on its business as presently conducted, to enter into this Agreement and the Assignment (as hereinafter defined) and to perform its obligations hereunder and thereunder.

5.3           Corporate Power.  Subject to the approval of this Agreement and the Closing Documents (hereinafter defined) by the Bankruptcy Court, the making and performance by Seller of (i) this Agreement, (ii) that certain Assignment, Bill of Sale and Conveyance, a form of which is attached hereto as Exhibit B (the “Assignment”), and (iii) all other instruments to be executed in connection with the Agreement and the Assignment, including the MMS Assignment as hereinafter defined, (all such other instruments, together with the Assignment, are collectively referred to herein as the “Closing Documents”) are within Seller’s corporate powers, and have been duly authorized by all necessary corporate action on the part of Seller.

5.4           Litigation.  Except as set forth on Schedule 5.4, there are no suits, claims, demands, filings, causes of action, administrative proceedings, lawsuits or other litigation pending, or, to Seller’s knowledge, threatened that could now or hereafter adversely affect the ownership or operation of any of the Assets or the transactions contemplated by this Agreement.

5.5           Brokers.  Except as set forth in Schedule 5.5, no broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

5.6           Compliance with Laws.  Except as set forth in Schedule 5.6(a), to the best of Seller’s knowledge, the Assets have been operated in accordance with all laws, orders, rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all hydrocarbons attributable thereto.  To the best of Seller’s knowledge, all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation of the Assets have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations.

5.7           Consents, Waivers and Preferential Rights.  To the best of Seller’s knowledge and except with respect to the Licensed Intellectual Property and the Required Consents, there are no consents or waivers of preferential purchase or other rights necessary to permit the valid conveyance to Purchaser of the Purchased Assets (excluding governmental consents and approvals customarily obtained post-closing).

5.8           Sufficiency of the Purchased Assets.  Except for the property or consents described in Schedules 5.6(a) and 1.1(h), the Purchased Assets are sufficient to operate the Business in substantially the same manner as it was operated by the Seller’s prior to the Closing Date.

5.9           Material Liabilities.  To the knowledge of Sellers, other than as expressly set forth in the applicable schedules attached hereto and the Confirmation Order there are no material liabilities which could be reasonably expected to attach to the Purchased Assets upon transfer.

5.10           Leased Real Property.  To the best of Seller’s knowledge, the leases included within the Leased Real Property are in full force and effect and are valid and existing documents covering the entire estates which they purport to cover and all conditions necessary to keep the said leases in force have been performed.

5.11           Sale of Production.  To the best of Seller’s knowledge, no hydrocarbons produced from the Leased Real Property or existing as in-ground reserves in such Leased Real Property are subject  to a sales contract (other than  a contract or division order terminable upon no more than 30 days notice), and no person or entity other than a lessor under a lease included within the Leased Real Property has any call upon, option to purchase or similar rights with respect to production from such Leased Real Property.  To the best of Seller’s knowledge, Seller is receiving proceeds from the sale of production from the Wells from the production purchasers or from operator(s) of the Leased Real Property in a timely manner, and the proceeds payable to Seller are not being held in suspense by any production purchaser or operator.

5.12           Environmental Laws.  Other than in respect of the acknowledged risks set forth in Section 6.9, to the best of Sellers’ knowledge, (i) such Purchased Assets are in compliance in all material respects with all Environmental Laws (as hereinafter defined) and all orders or requirements of any court or federal, state, or local governmental authority, and possess and are in compliance with all required permits, licenses, or similar authorizations, (ii) such Purchased Assets and related operations are not subject to any existing or threatened suit, investigation, or proceeding related to any obligation under any Environmental Law, and (iii) there is no liability (contingent or otherwise) in connection with the release or threatened release into the environment of any Hazardous Substances  as a result of or in connection with such Assets or the operations related thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1           Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and to perform its obligations under this Agreement and the Purchaser Documents.

6.2           Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including, without limitation, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser, (ii)  any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any applicable Law.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby without any material delay, the performance by Purchaser of their respective obligations hereunder, or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Business.

6.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect.  Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Purchaser Material Adverse Effect.

6.5           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from any Seller in respect thereof.

6.6           Financial Capability.  Purchaser (i) has sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii)  has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, that would impair or adversely affect such resources and capabilities or could reasonable be expected to have a Purchaser Material Adverse Effect.  Purchaser is not insolvent, does not have unreasonably small capital with which to operate the Business, and has not incurred or committed to incur debts beyond its ability to repay such debts.  Without limiting the foregoing, Purchaser’s ability to consummate, and to consummate the transactions contemplated hereby and the Purchaser Documents is not contingent on Purchaser’s ability to complete any equity or debt financing or to obtain any other financial commitments before or on the Closing.

6.7           Purchaser’s Investigation.  Purchaser represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial and other advisors and hereby acknowledges that it has conducted to its satisfaction, its own independent investigation and analysis of the Purchased Assets and the Assumed Liabilities and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and the express representations set forth in this Agreement.

6.8           Adequate Assurances Regarding Executory Contracts.  Purchaser is and will be capable of satisfying the conditions contained in section 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts and the Assumed Executory Contracts.

6.9           Environmental Matters.  The Purchaser Parties acknowledge that some of the Purchased Assets have been used for the exploration, development and production of oil, gas, associated hydrocarbons and other minerals. The Purchaser Parties acknowledge that there may have been releases of crude oil, produced water, pollutants or other material in the past. The Purchaser Parties acknowledge that some items among the properties may contain asbestos or naturally occurring radioactive materials ("NORM").  The Purchaser Parties understand that NORM may attach itself to the inside of wells and equipment as scale or in other forms, that the wells and equipment may contain NORM and that the NORM containing materials may be buried or otherwise disposed of on the properties.  The Purchaser Parties acknowledge that special procedures may be required to remove and dispose of asbestos and NORM.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1           Bankruptcy Actions.  On March 12, 2009, the Sellers filed (a) their First Amended Joint Plan of Reorganization (the “Plan”) seeking among other things the entry of an order approving this Agreement and the transactions contemplated thereby (including the unconditional allowance of a secured claim by Purchaser in the Chapter 11 Cases in an amount at least equal to the Credit Bid Amount, and the credit bid pursuant to Section 363(k) of the Bankruptcy Code the sale of the Purchased Assets to Purchaser free and clear of all Interests except for the Permitted Exceptions described on Schedule 1.1(h)) should the purchase offer made by this Agreement constitute the highest or best offer for the Purchased Assets, which order shall be substantially in the form of Exhibit D hereto or otherwise acceptable to Sellers and Purchaser (the “Confirmation Order”).

7.2           Seller Actions.  A hearing on the Plan is currently scheduled for ____________.  Furthermore, Sellers shall use their reasonable efforts to obtain any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the transactions contemplated in this Agreement.

7.3           Purchaser Actions.  Purchaser agrees that it will promptly take such reasonable actions as are reasonably requested by Sellers to assist in obtaining the Confirmation Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.

7.4           Adequate Assurances.  With respect to each Assumed Contract and Assumed Lease, Purchaser shall provide adequate assurance of the future performance of such Assumed Contract and Assumed Lease by Purchaser.

7.5           Competing Transaction.  This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids (each a “Competing Bid”).  For purposes of consideration of competing bids, the Sellers’ hereby agree that the Purchaser’s Credit Bid Amount shall be deemed to be equivalent to a cash bid in an amount equal to the Lenders Debt constituting the Purchaser’s Credit Bid Amount.  From the date hereof (and any prior time) and until the Plan is approved by the Bankruptcy Court, Sellers are permitted to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Purchased Assets.  In addition, Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Purchased Assets and perform any and all other acts related thereto that are required under the Bankruptcy Code or other applicable law, including, without limitation, supplying information relating to the Business and the assets of Sellers to prospective purchasers.

ARTICLE VIII

COVENANTS

8.1           Access to Information.  Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any Seller is bound.  Purchaser will not contact any employee, customer or supplier of Sellers with respect to this Agreement without the prior written consent of Sellers (which such consent will not be unreasonably withheld or delayed); provided, however, that so long as there is no disruption to the Business and Purchaser’s conduct is in accordance with the reasonable requirements of Sellers, Purchaser shall be entitled to contact and engage in discussions with (i) counterparties to Assumed Contracts and Assumed Executory Contracts in connection with Purchaser’s attempt to negotiate amounts necessary to cure any breach or default under such contracts, (ii) Sellers’ vendors and (iii) Seller’s customers, and,  Sellers shall cooperate with Purchaser to facilitate such contact and discussions between Purchaser and such counterparties, vendors and customers.  Promptly following the date of this Agreement, Sellers shall provide Purchaser with contact information for Seller’s customers and suppliers and notwithstanding any agreement between the parties to the contrary, Purchaser shall be entitled to contact such customers and suppliers.

8.2           Conduct of the Business Pending the Closing.

(a)           Prior to the Closing and further to any obligations as debtors-in-possession under the Bankruptcy Code and except (1) as set forth on Schedule 8.2(a), (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or (4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall:

(i)           use commercially reasonable efforts to maintain the Purchased Assets in the Ordinary Course of Business, pay expenses and payables, bill customers, collect receivables, purchase Inventory, repair and continue normal maintenance (normal wear and tear excepted) and otherwise conduct the Business in the Ordinary Course of Business;

(ii)           (A) comply in all material respects with all Laws and Assumed Contracts and Assumed Executory Contracts, (B) maintain all existing Permits applicable to the Business, and (C) pay all applicable Taxes as such Taxes become due and payable;

(iii)           Use commercially reasonable efforts to maintain working capital and current asset and current liability levels consistent with those reflected in the Sellers’ financial statements previously provided to Purchaser;

(iv)           maintain in full force and effect all Purchased Intellectual Property;

(v)           utilize commercially reasonable efforts to pursue Section 363 of the Bankruptcy Code sales processes and to comply at all times with the Plan and the Confirmation Order;

(vi)          use their commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business and (B) preserve the present relationships with customers and suppliers of the Business; and

(vii)         promptly inform Purchaser in writing of the occurrence or non-occurrence of any event known to any Seller which would cause the condition set forth in Section 10.1(a) not to be satisfied or the breach of any covenant hereunder by any Seller.

(b)           Subject to any obligations as debtors-in-possession under the Bankruptcy Code and except (1) as set forth on Schedule 8.2(b), (2) as required by applicable Law, (3) as otherwise contemplated by this Agreement or (4) with the prior written consent of Purchaser, no Seller shall solely as it relates to the Business:

(i)            modify or amend, in any material respect, or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;

(ii)           enter into any contract or transaction relating to the purchase of assets primarily for use in the Business in excess of fifty thousand dollars ($50,000);

(iii)           increase salaries or wages, declare bonuses, increase compensation or benefits or institute any new employment arrangement, benefit plan or program with respect to any Employee, except as required by law, as required by the terms of previously existing Employee Plans or in the Ordinary Course of Business, and except that Sellers can declare or pay bonuses or enter into deferred compensation or similar arrangements in connection with the retention of the continued services of directors, employees or consultants;

(iv)          sell, lease, transfer, mortgage, encumber, alienate or dispose of Purchased Assets except for sales of Inventory in the Ordinary Course of Business; and

(v)           agree to do anything prohibited by this Section 8.2.

(c)           Prior to the Closing, each of the Sellers shall take any and all necessary actions to transfer, assign, record or perfect in its name record title to any of its Purchased Assets that is not presently held or recorded in its name, including, without limitation, filing any necessary notices of assignment in the United States Patent and Trademark Office or United States Copyright Office, as applicable, with respect to the Purchased Intellectual Property.

8.3           Regulatory Approvals.  Purchaser and Sellers shall use commercially reasonable efforts to (a) obtain all consents and approvals of all Governmental Bodies and all other Persons required to be obtained by Purchaser or Sellers to effect the transactions contemplated by this Agreement and (b) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, consistent with applicable Law, to consummate the transactions contemplated hereby.

8.4           Further Assurances.  Each of Sellers and Purchaser shall use its commercially reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.5           Assumed Liabilities.  Subsequent to the Closing, Purchaser agrees to pay, perform and discharge the Assumed Liabilities as they become due, including, without limitation, the discharge and performance when due of each and every obligation of Sellers to be satisfied or performed on or after the Closing Date, under the Assumed Contracts and Assumed Executory Contracts.

8.6           Confidentiality.

(a)           Purchaser acknowledges that the Confidential Information provided to it in connection with this Agreement, including under Section 8.1, and the consummation of the transactions contemplated hereby, is subject to the terms of the Confidentiality Agreement the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by any Seller or its representatives concerning any Seller and their Subsidiaries shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)           The Sellers have had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) regarding the Purchased Assets and the Business.  Each Seller agrees that unless it first secures the written consent of an authorized representative of Purchaser, it shall not use for itself or anyone else, and shall not disclose to others, any Confidential Information except to the extent such use or disclosure is required by Law (in which event it shall inform Purchaser in advance of any such required disclosure, shall cooperate with Purchaser in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements).  Each Seller shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

8.7           Preservation of Records.  For a period of five (5) years after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing claim):

(a)           Purchaser shall not dispose of or destroy any of the business records and files of the Business held by Purchaser and relating to the period preceding the Closing Date.  If Purchaser wishes to dispose of or destroy such records and files after that time, or if Sellers wish at any time to destroy any business records and files of the Business held by it, the party proposing such disposition or destruction shall first give thirty (30) days’ prior written notice to the other party, and such other party shall have the right, at its option and expense, upon prior written notice to the notifying party within such thirty (30) day period, to take possession of the records and files within fifteen (15) days after the date of such notice.  Purchaser shall bear the costs associated with preserving these records.

(b)           Each party (the “Requested Party”) shall allow the other party and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours to all employees and files of the Requested Party and any books and records and other materials included in the Purchased Assets relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of tax returns, amended tax return or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, the management and handling of any audit, investigation, litigation or other proceeding in, whether such audit, investigation, litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder), to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Body or otherwise relating to Sellers’ other businesses or operations.  Seller shall further provide prompt notice to Purchaser of any notices, documents or the like delivered or forwarded to any Seller that relate to the Purchased Assets acquired by Purchaser.

8.8           Publicity.  Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers list securities, provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof.

8.9           Certain Consents.  Sellers shall use their commercially reasonable efforts to obtain prior to (or, if not obtained prior to, subsequent to) the Closing all of the Required Consents.  Purchaser will cooperate with Seller in connection with seeking and obtaining such Consents.

8.10         Sublease and Subcontract.  For a period of sixty (60) days after the Closing Date (the “Transition Period”), Sellers shall, as applicable, sublease or subcontract to Purchaser the contracts and leases set forth on Schedule 8.10 (the “Transition Agreements”) and subcontract to Purchaser during the Transition Period the provision of such utilities and other services reasonably necessary and useful to conduct the Business as determined by Purchaser in its sole discretion (the “Subcontracted Services”), in order to transition the Purchased Assets to Purchaser.  Not less than six (6) Business Days before the Closing Date, the Purchaser shall provide a schedule setting forth the Subcontract Services (the “Schedule of Subcontracted Services”). Not more than three (3) Business Days after actually receiving the Schedule of Subcontracted Services, Sellers shall provide Purchaser with a schedule setting forth the estimated costs that Sellers will likely accrue or incur under or on account of the Transition Agreements and the Subcontracted Services during the Transition Period (the “Estimated Transition Costs”).  Purchaser shall be liable for and shall pay within two (2) Business Days of notice thereof from Sellers or their agent, representative or designee any actual Transition Costs incurred under the Transition Agreements and Subcontracted Services during the Transition Period.  During the Transition Period, Sellers shall not seek to reject or terminate any of the Transition Agreements or the Subcontracted Services except to the extent that any such rejection or termination becomes effective after the end of the Transition Period.  During the Transition Period, Sellers shall, at the expense and request of Purchaser and to the extent they continue as debtors in possession, object to or challenge any motion or other attempt to reject, terminate, suspend or modify the Transition Agreements or the Subcontracted Services except to the extent that any such rejection, termination, suspension or modification becomes effective after the end of the Transition Period.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1           Employment.

(a)           Sellers shall terminate all Employees on the Closing Date.  Purchaser shall offer employment effective as of the Closing to certain Employees at its discretion on terms and conditions that are substantially comparable in all material respects to the terms and conditions of the Employee’s employment with Seller immediately prior to Closing (including position, responsibilities and job location) as set forth on Schedule 5.25(a).  Employees who accept Purchaser’s offer of employment and become employees of Purchaser as of or after the Closing Date shall be referred to as the “Transferred Employees” effective on their respective initial dates of employment with Purchaser.  Purchaser shall notify Sellers before the Confirmation Hearing as to the minimum number of Employees to whom it has offered or will offer employment..  On or before three (3) days prior to the Closing Date, Purchaser shall provide to Sellers a schedule listing the Transferred Employees.

(b)           Sellers shall be responsible for providing all WARN notices related to the termination of the Employees by any Seller, and Sellers shall bear full liability for all WARN liability associated with termination of Employees other than the Transferred Employees.  Purchaser shall bear full liability for all WARN liability for all Transferred Employees in the event any such persons are terminated by Purchaser after the Closing Date.  Purchaser shall bear no responsibility to provide any WARN notice associated with the termination of Employees pursuant to the transaction contemplated herein.

9.2           Employee Benefits in General.

(a)           Purchaser shall provide or cause to be provided to each Transferred Employee who remains actively employed with Purchaser a base salary or hourly wage that is substantially similar to such Transferred Employee’s base salary or hourly wage in effect immediately prior to the Closing Date.  Purchaser agrees to assume and maintain all liabilities with respect to accrued vacation pay for each Transferred Employee in accordance with such vacation policies set forth on Schedule 9.2(a).

(b)           Effective as of the Closing Date, Purchaser shall cause each Transferred Employee who was covered and actively participating in the Employee Plans that are benefits, retirement and/or welfare plans (excluding equity based plans) immediately prior to the Closing Date to be covered under employee benefit plans, programs and arrangements maintained or established by Purchaser (the “Purchaser Plans”) that are substantially similar in the aggregate (based on value and/or benefit) to such plans in effect immediately prior to the Closing.  The Purchaser Plans shall recognize each Transferred Employee’s prior service that is recognized under the Employee Plans (including prior service with predecessor employers to the extent such prior service is recognized under the Employee Plans) for eligibility and vesting purposes and, in the case of vacation or severance benefits, for purposes of determining the amount of benefits, provided that such recognition or prior service does not result in duplication of benefits.

9.3           COBRA.  Purchaser shall be solely responsible for satisfying the COBRA notice and continuation coverage requirements for all Transferred Employees (and their eligible dependents) who are entitled to elect COBRA coverage (or any similar state or local Law) on account of a qualifying event occurring on or after the Closing Date.  The Sellers shall be solely responsible for satisfying the COBRA notice and continuation coverage requirements for all Employees (and their eligible dependents) who are entitled to elect COBRA coverage (or any similar to state or local Law) on account of a qualifying event occurring on or prior to the Closing Date.

9.4           Third-Party Beneficiaries.

(a)           Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Purchaser Plan, or shall limit the right of Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Purchaser Plan following the Closing Date.  In the event that (i) a party other than the Sellers or any of their Affiliates or Purchaser or any of its Affiliates makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Purchaser Plan, and (ii) such provision is deemed to be an amendment to such Purchaser Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.

(b)           The Sellers and Purchaser acknowledge and agree that all provisions contained in this Article IX with respect to Employees are included for the sole benefit of the Sellers and Purchaser, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former Employees, any participant in any Employee Plan or Purchaser Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Sellers, Purchaser, or any of their respective Affiliates.

ARTICLE X

CONDITIONS TO CLOSING

10.1           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Sellers set forth in Article V shall be true and correct, in all material respects as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Sellers on behalf of all Sellers, dated the Closing Date, to the foregoing effect;

(b)           Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Sellers on behalf of all Sellers, dated the Closing Date, to the forgoing effect;

(c)           all Required Consents set forth on Schedule 10.2(a) shall have been duly obtained, made or given and shall be in full force and effect;

(d)           there shall not have occurred after the date hereof an event or failure to act causing a Material Adverse Effect; and

(e)           Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

10.2           Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Purchaser set forth in Article VI shall be true and correct, in all material respects on and as of the date hereof and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect or similar phrase shall be true and correct in all respects as of the date hereof and on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(c)           [intentionally omitted]

(d)           Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 4.3; and

(e)           At or prior to the Closing, Purchaser shall have paid the Cure Amount, or made arrangements, satisfactory to Sellers in their sole discretion, to promptly pay the Cure Amount, so that the Assumed Contracts and Assumed Executory Contracts may be assumed by Sellers and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code.

10.3          Conditions Precedent to Obligations of Purchaser and Sellers.  The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)           the Bankruptcy Court shall have entered the Confirmation Order; provided that, notwithstanding anything contained in this Agreement to the contrary, if the Bankruptcy Court issues the Confirmation Order but fails to approve the assignment to Purchaser of any Assumed Contract or Assumed Lease contemplated to be assigned to Purchaser pursuant to this Agreement solely by reason of a failure by Purchaser to provide adequate assurance of future performance as required by the Bankruptcy Code, then  the Assumed Contract or Assumed Lease, the contemplated assignment of which was not approved by the Bankruptcy Court by reason of such failure by Purchaser, shall become an Excluded Asset, and, assuming the other conditions to Purchaser’s obligations under the Agreement have been satisfied, the Parties shall proceed with the Closing without any corresponding adjustment to the Purchase Price.

10.4          Frustration of Closing Conditions.  Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE XI

TAXES

11.1           Transfer Taxes.  Purchaser shall have no liability for and Transfer Taxes.  Sellers shall indemnify and hold harmless Purchaser from and against any such Transfer Taxes so long as Purchaser is in compliance with Section 11.2.  Any amounts payable by Sellers to Purchaser on account of such indemnity shall be entitled to super priority administrative treatment under sections 503(b) and 507 of the Bankruptcy Code.  Sellers and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

11.2           Purchase Price Allocation.  Purchaser shall allocate the Purchase Price (including the Assumed Liabilities) among the Purchased Assets within one-year after Closing and Sellers and Purchaser shall file their income Tax Returns in Form 8594, in accordance with such allocation; provided that nothing contained herein shall prevent Sellers and Purchaser from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the purchase price allocation, and no Sellers nor Purchaser shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such allocation.  Purchaser shall revise from time to time purchase price allocation so as to report any matters that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation.

ARTICLE XII

REMEDIES FOR BREACHES OF THIS AGREEMENT

12.1           Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement or in any certificate delivered by any Seller in connection with the Closing shall survive the execution and delivery of this Agreement and through the Closing, but shall not survive, and shall terminate, at the Closing.

12.2           Indemnification of Purchaser.

(a)           Subject to the limitations set forth in Sections 12.2(b) and 12.2(c), Sellers shall indemnify Purchaser and each of its respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Purchaser Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Purchaser Party as and when incurred for, all Losses arising out of or relating to:

(i)           any Taxes of the Sellers (other than Transfer Taxes); and

(ii)          the fraud of Sellers or any of Sellers’ officers, directors, employees, or agents in connection with the representations and warranties set forth in Article V hereof.

(b)           Sellers’ aggregate liability for indemnity of Losses hereunder shall not exceed an amount equal to the Credit Bid Amount.

(c)           Any amounts payable by Sellers to Purchaser on account of the indemnity contained in this Section 12.2 shall be entitled to super-priority administrative treatment under sections 503(b) and 507 of the Bankruptcy Code.

12.3           Indemnification of the Sellers.

(a)           Subject to the limitations set forth in Sections 12.3(b) and 12.3(c), Purchaser shall indemnify the Sellers and their Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Seller Party”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Seller Party as and when incurred for, all Losses arising out of or relating to:

(i)           from and after the Closing Date, any Assumed Liability; and

(ii)          the fraud of Purchaser or any of Purchaser’s officers, directors, employees, or agents in connection with the representations and warranties set forth in Article VI hereof.

(b)           Purchaser’s aggregate liability for indemnity of Losses hereunder shall not exceed the Credit Bid Amount.

12.4           Matters Involving Third Parties.

(a)           If any Seller Party or any Purchaser Party seeks indemnification under this Section 12.4, such Person (the “Indemnified Party”) shall give written notice to the other Person(s) (the “Indemnifying Party”). In that regard, if any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this Section 12.4 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the facts pertaining thereto; provided, however, that except as otherwise provided in this Article XII, no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Losses hereunder unless the delay in notice has a material adverse effect on the Indemnifying Party’s ability to successfully defend such claim.

(b)           Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii)  and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

(d)           In the event that any of the conditions in Section 12.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 12.4.

12.5           Manner of Payment.  Any indemnification payment of the Seller Parties pursuant to this Article XII or any payment of the Seller Parties pursuant to Section 4.6 shall be by way of cashier’s or certified check or by wire transfer of immediately available funds, if any, of the Seller, to an account designated by the Purchaser Parties, in each case within five (5) days after the determination of indemnification amounts.

12.6           Insurance and Third Party Recovery.  In determining the liability of a Party for any Losses pursuant to this Article XII, no loss, liability, damage or expense shall be deemed to have been sustained by such Party to the extent of any proceeds previously received by such Party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) with respect to insurance coverage in place as of the date hereof or other recovery from a third party (net of all out-of-pocket costs directly related to such recovery).  If an amount is actually recovered from an insurance carrier or other third party after damages have been paid by the Indemnifying Party pursuant to Article XII hereof, then the party receiving such amount shall promptly remit such amount to the Indemnifying Party.

12.7           Exclusive Remedy; Mitigation.  Subject to Section 4.6, the Parties hereto agree that the indemnification provisions set forth in this Article XII are the exclusive provisions in this Agreement with respect to the liability of the Sellers or Purchaser for the breach,  and the sole remedy of Sellers, Purchaser, the Purchaser Parties and the Seller Parties for any claims for breach of representation or warranty arising out of this Agreement or any law or legal theory applicable thereto; provided, that nothing herein shall preclude any Party from seeking any remedy based upon fraud.  Each Person entitled to indemnification hereunder shall take reasonable steps to mitigate all Losses that are indemnified hereunder.  Notwithstanding the foregoing, in the event of a termination of this Agreement by either Purchaser or Seller, nothing shall limit the rights and remedies of parties under Section 4.6 hereof.

12.8           Tax Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Agreement shall be treated by the Parties as adjustments to the Purchase Price for all relevant Tax purposes.

ARTICLE XIII

MISCELLANEOUS

13.1           Expenses.  Except as otherwise provided in this Agreement, Sellers and Purchaser shall bear their own expenses, including attorney’s fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

13.2           Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party hereto shall be entitled to injunctive relief with respect to any such breach, including, without limitation, specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 13.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

13.3           Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.8 hereof; provided, however, that if the Chapter 11 Cases have closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of New York and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.8.

13.4           WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.

13.5           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.6           Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Sellers and Purchaser and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Sellers or Purchaser.  No provision of this Agreement shall give any third Persons any right of subrogation or action over or against Sellers or Purchaser.

13.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not consistent with the Bankruptcy Code, the laws of the State of New York applicable to contracts made and performed in such State.

13.8           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

New Century Energy Corp.
1770 St. James Place, Suite 380
Houston, Texas  77056
Attn: Edward R. DeStefeno
Telephone:  713-266-4344
Facsimile:  713-266-4358

With a copy (which shall not constitute notice) to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Attn: David A. Zdunkewicz
Telephone: 713-220-4200
Facsimile: 713-220-4285

If to Purchaser, to:

NCEY Holdings Corp.
874 Walker Road, Suite C
Dover, DE 19904
Telephone: 800.899.8648
Facsimile: 914.949.9618

With a copy (which shall not constitute notice) to:

Laurus Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017
Attn: General Counsel
Telephone: 212.541.5800
Facsimile: 212.661.6564

13.9          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.10        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the Required Consents shall be void; provided, that Purchaser may assign this Agreement to an Affiliate without Sellers’ consent.  No assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

13.11        Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner or equityholder (other than Seller) of any Seller shall have any liability for any obligations or liabilities of Sellers under this Agreement or the Seller Documents of or for any Claim, counterclaim, cause of action or demand based on, in respect of, or by reason of, the transactions contemplated hereby and thereby except for any claim against an individual based on the fraud of such individual in connection with the representations set forth in Article V hereof.

13.12        Warranties Exclusive.  The representations and warranties contained herein are the only representations or warranties given by Sellers or being relied upon by Purchaser, and all other express or implied warranties are disclaimed.  Without limiting the foregoing, Purchaser acknowledges that the Purchased Assets are conveyed “AS IS, WHERE IS” AND SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESSED OR IMPLIED, AND WHETHER BY LAW, STATUTE OR OTHERWISE, AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY OF MODELS OR SAMPLES OF MATERIALS, AND PHYSICAL CONDITION.

13.13       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.14        Mutual Drafting.  This Agreement is the result of the joint efforts of Purchaser and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASERS
NCEY HOLDINGS CORP.

By:

Name:
Title:

BRAZOS LATERAL HOLDINGS CORP.

By:

Name:
Title:

SELLERS

NEW CENTURY ENERGY CORP.

By:

Name:
Title:

GULF COAST OIL CORPORATION

By:

Name:
Title

CENTURY RESOURCES, INC.

By:

Name:
Title

Exhibits

A    Bill of Sale
B    Assignment and Assumption Agreement
C    Assignment and Assumption of Lease
D    Confirmation Order
E    Release

Schedules

1.1(b)	Domain Names
1.1(c)	Copyrights
1.1(d)	Knowledge of Seller
1.1(e)	Patents
1.1(h)	Permitted Exception
1.1(f)	Trademarks
1.1(g)	Licensed Intellectual Property
2.1(b)	Oil and Gas Leases
2.1(e)	Assumed Executory Contracts
2.1(i)	Deposits and Prepaid Expenses
2.2(h)	Other Assets
5.25(a)	Employees to Receive Offers
5.4	Lawsuits, Claims and Causes of Action
5.5	Broker Fees
5.6(a)	Compliance with Laws
8.2(a)	Conduct of the Business
8.2(b)	Conduct of the Business
8.10	Subcontract Services
9.2 (a)	Vacation Policies
10.2(a)	Required Consents

Schedule 1.1(b)

Domain Names

1.           newcenturyenergy.com

Schedule 1.1(c)

Copyrights

None

Schedule 1.1(d)

Knowledge of Seller

1.           Edward R. DeStefano

Schedule 1.1(e)

Patents

None

Schedule 1.1(h)

Permitted Exceptions

1.           Tax liens on the Purchased Property that secure the payment of ad valorem taxes.
2.           Possible Unpaid Severance Taxes on the Hamill & Hamill #2 well  API#: 42-321-00813

Schedule 1.1(f)

Trademarks

None

Schedule 1.1(g)

Licensed Intellectual Property

1.           Master Geophysical Data-Use License, dated January 9, 2006 between Seismic Exchange Inc. as Licensor and New Century Energy Corp. as Licensee.

2.           Data License Purchase Agreement and 2D & 3D Onshore Master Seismic Data Participation and Licensing Agreement, dated June 13, 2006, between Seitel Data Limited as Licensor and New Century Energy Corp. as Licensee.

3.           Pre-Stack Time Migration and AVO License Agreement, dated June 13, 2006, between Seitel Data Limited as Licensor and New Century Energy Corp. as Licensee.

4.           Master Data Use License between Lisle Gravity Inc. and New Century Energy Corp.

5.           Sublicense Agreement between Calpine Corporation and New Century Energy Corp.

6.           Master License Agreement between WesternGeco LLC and New Century Energy Corp.

Schedule 2.1(b)

Oil and Gas Leases

See attached

Schedule 2.1(e)

See attached.

Schedule 2.1(i)

Deposits and Prepaid Expenses

1.           Karnes Electric COOP $11,466.00
2.           CPL Electric Services $6,880.00
3.           1770 St. James Corp. $5,545.00

Schedule 2.2(h)

Other Assets

1.           100% of the common stock of Gulf Coast Oil Corporation owned by New CenturyEnergy Corp.

2.           100% of the common stock of Century Resources, Inc. owned by New Century EnergyCorp.

Schedule 5.5

Broker Fees

None

Schedule 5.6(a)

Compliance with Laws

1.           Required Texas Railroad Commission consents and/or approvals.

Schedule 8.2(a)

Conduct of the Business

Not applicable.

Schedule 8.2(b)

Conduct of the Business

Not applicable.

Schedule 8.10

Subcontract Services

See attached.